Instructions for Login and Use of Zions Direct Auction Platform
Step by Step Instruction for Series I Preferred Stock Auction
Step 1 Enter “auctions.zionsdirect.com” in your internet browser and click on the
“Login” button on the top right of the page.
Step 2 Enter Login and Password provided by your sales representative, then change the password as prompted.
Step 3 Enter 3 security questions (these are for easy password retrieval in the event that it is misplaced / forgotten).
Step 4 You will be returned to the Calendar page where you will see the auction for the Zions Series I Preferred Stock. Once there, click on the blue “Enter
Bids” button to be directed to the Qualifications page.
Step 5 Each box on the Qualifications page must be checked before the “I Agree”
button turns green and is clickable.
Step 6 You may now monitor the auction in real time by clicking on the Auction
Details dropdown in the middle of the page.
Step 7 By selecting the Zions Series I Preferred Stock auction, you are able to view the Bid Page. You can input a bid on each of the 5 bid lines with varying number of units (each preferred share is 1 unit with $1,000 denomination)
and dividend rates. Once you are satisfied that your bids are entered correctly, click “Submit”.
Step 8 After landing on the Bid Confirmation page, check to see if the bids are entered correctly by checking the “I confirm the bid shown in the table above” box, then click “Confirm” to officially submit your bids. If you are outbid at any point, a warning will appear to the right of your bids.
Step 9 After you have submitted successful bids, you may return to the Bid Page to edit these bids as the auction progresses, but only if the edits are to improve a bid (i.e., once a bid is submitted you cannot increase dividend rate, only decrease).
1
For technical questions, please call: 1-800-524-8875
Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated May 13, 2013 and other documents Zions
Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-
4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Keefe, Bruyette & Woods at 1-800-966-1559 or Macquarie Capital (USA)
Inc. at 1-888-268-3937.
Free Writing Prospectus
(To the Prospectus dated April 4, 2011, as supplemented by
the Prospectus Supplement dated May 13, 2013)
Filed Pursuant to Rule 433
Registration Statement No. 333-173299
May 13, 2013

Indicative Dividend Rate Outcomes
Dividend Rate Price
5.95% $1,000
5.90 1,000
5.85 1,000
5.80 1,000
5.75 1,000
5.70 1,000
5.65 1,000
5.60 1,000
5.55 1,000
5.50 1,000
5.45 (1) 1,000 jd
(1) Bid of 5.45% will be treated as “market order”
2
For technical questions, please call: 1-800-524-8875
Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated May 13, 2013 and other documents Zions
Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-
4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Keefe, Bruyette & Woods at 1-800-966-1559 or Macquarie Capital (USA)
Inc. at 1-888-268-3937.
Zions Bancorporation (Ticker: ZION) Dutch Auction
Up to 250,000 Shares of Series I Fixed/Floating Rate Non-Cumulative
Perpetual Preferred Stock